                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

                  COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)


                                                                     THREE MONTHS ENDED                       NINE MONTHS ENDED

 (in thousands, except per share amounts)                      SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,      SEPTEMBER 30,
                                                                   2000              1999               2000               1999

Net Income .............................................        $72,683,800        $61,332,391       $160,614,424       $187,631,908

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .............        171,950,950        162,336,748        168,658,620        165,298,487
Weighted Average Common Equivalent Shares ..............          1,261,698          1,377,779          1,197,342          1,458,597
                                                                -----------        -----------        -----------        -----------
Weighted Average Common and Common Equivalent Shares....        173,212,648        163,714,527        169,855,962        166,757,084
                                                                ===========        ============       ============       ===========

Net Income per Common Equivalent Share - Basic .........              $0.42              $0.38              $0.95              $1.14
Net Income per Common Equivalent Share - Diluted .......              $0.42              $0.37              $0.95              $1.13
